EXHIBIT 2
PROMISSORY NOTE

US $5,650,000.00	March 20, 2008
FOR VALUE RECEIVED, PDLP DISTRIBUTION, LLC, a Texas limited liability company (“Borrower”), promises to pay ENCORE BANK, N.A. (together with its successors and assigns, “Lender”), or order, at 9 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attn: David Webster or such other place as the holder hereof may designate in writing, the amount of FIVE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($5,650,000.00) or such lesser amount as Lender may have actually advanced to Borrower, with interest on the unpaid principal balance from the date of such advance, until paid, at the Stated Rate (as hereinafter defined). This Promissory Note may be referred to herein as the “Note,” and the loan evidenced hereby may be referred to herein as the “Loan.” The Loan evidenced by this Note is secured by, among other things, that certain Stock Pledge and Security Agreement of even date herewith (the “Instrument”), executed by Borrower, encumbering certain property more particularly described therein, and reference is made thereto for rights as to acceleration of the indebtedness evidenced by this Note. This Note, the Instrument, and all other documents or instruments given by Borrower or any guarantor and accepted by Lender for purposes of evidencing, securing, perfecting, or guaranteeing the indebtedness evidenced by this Note may be referred to as the “Loan Documents.” Unless otherwise indicated, all capitalized terms used herein shall have the meanings indicated in the Instrument.
1. RATE OF INTEREST. The unpaid principal balance shall bear interest during each day of the term of the Loan at the per annum rate equal to the greater of: (a) the rate from time to time published by the Wall Street Journal as the prime rate for commercial banks, which interest rate shall change when and as said prime rate shall change, effective at the close of business on the day of such change; or (b) five and one-quarter percent (5.25%) per annum (herein called “Stated Rate”). All computations of interest shall be made by the Lender on the basis of a year of 360 days for the actual number of days elapsed; provided, however, that if such computation shall cause the amount of interest payable hereunder to exceed the maximum rate of interest permitted by applicable law, all computations of interest shall be made on the basis of a year of 365 or 366 days.
2. DEFAULT RATE. Notwithstanding the foregoing, after the occurrence of an Event of Default and for so long as such Event of Default continues and in any event from and after the maturity of the Loan, the Loan and all other obligations under the Loan Documents (collectively, the “Obligations”) shall bear interest until paid in full at a rate per annum that is equal to the lesser of (i) the Highest Lawful Rate (as defined below), or (ii) five percent (5.00%) (calculated on the principal balance) in excess of the Stated Rate otherwise applicable under this Note (the “Default Rate”).
3. LATE CHARGES. If any payment of principal, interest or other sums due hereunder or under any of the other Loan Documents is not paid within ten (10) days after the due date thereof, Borrower shall pay to Lender in addition to all sums otherwise due and payable, a late fee in an amount equal to five percent (5.00%) of such principal, interest or other sums due hereunder.
4. REPAYMENT.
A. Monthly Payments of Interest. Interest only at the Stated Rate is due and payable monthly as it accrues on the 15th day of each month, beginning April 15, 2008 and continuing through the Maturity Date (as defined below). Payments will be applied first to accrued and unpaid interest and the remainder to reduction of the principal balance of the Loan. Payments of interest shall be made in accordance with that certain Interest Reserve and Security Agreement between Borrower and Lender dated as of the date hereof.
B. Payment at Maturity. The unpaid principal balance and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date.

C. Date and Time of Payment. Borrower shall receive credit for payments on the Loan which are transferred to the account of Lender as provided below (i) on the day that such funds are received by Lender if such receipt occurs by 3:00 p.m. (Houston time) on such day, or (ii) on the next succeeding Business Day after such funds are received by Lender if such receipt occurs after 3:00 p.m. (Houston time). Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.
D. Manner of Payment. Borrower promises to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of this Note. All payments by Borrower on the Loan shall be made without deduction, defense, set off or counterclaim and in immediately available funds.
5. MATURITY. To the extent not sooner due and payable in accordance with the Loan Documents, the then outstanding principal balance of the Loan, all accrued and unpaid interest thereon, and all other sums then owing to Lender pursuant to the Loan Documents, shall be due and payable on that date which is eighteen (18) months from the date hereof (the “Maturity Date”).
6. LAWFUL INTEREST. The parties hereto intend to conform strictly to the applicable usury laws. In no event, whether by reason of demand for payment, prepayment, acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by the holder hereof hereunder or otherwise exceed the maximum non-usurious amount permissible under applicable law. If from any circumstance whatsoever interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to the holder hereof shall be reduced automatically to the maximum amount permitted by applicable law (the “Highest Lawful Rate”). If the holder hereof shall ever receive anything of value deemed interest under applicable law which would apart from this provision be in excess of the maximum lawful amount, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum permitted by applicable law. The provisions of this paragraph shall control all existing and future agreements between Borrower and the holder hereof.
7. VOLUNTARY PREPAYMENTS. Borrower shall have the right to prepay the unpaid principal balance of this Note without premium or penalty with accrued interest (including interest accrued at the Default Rate, if applicable) to the date of prepayment on the amount prepaid. Amounts paid or prepaid under this Note may not be reborrowed.
8. EVENTS OF DEFAULT; ACCELERATION. Upon and at any time following the occurrence of any Event of Default, then at the option of Lender and without an additional notice, the entire principal amount and all interest accrued and outstanding hereunder and all other amounts outstanding under any of the Loan Documents shall at once become due and payable, and Lender may exercise any and all of its rights and remedies under any of the Loan Documents or pursuant to applicable law. Lender may accelerate the Obligations and exercise such remedies at any time after the occurrence of any Event of Default, regardless of any prior forbearance (but subject to the expiration of such forbearance agreement or period).
9. CERTAIN RIGHTS AND WAIVERS. From time to time, without affecting the obligation of Borrower or its successors or assigns to pay the outstanding principal balance of this Note and observe the covenants of Borrower contained herein and in the other Loan Documents, and without affecting the guaranty of any person or entity for payment of the outstanding principal balance of this Note, without giving notice to or obtaining the consent of Borrower (where applicable), the successors or assigns of Borrower or any guarantors, and without liability on the part of Lender, Lender may, at its option, extend the time for payment of said outstanding principal balance or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance, accept a renewal of this Note, modify the terms and time of payment of said outstanding principal balance, join in any extension or subordination agreement, release any security given herefor take or release other or additional security, and agree in writing with the undersigned to modify the rate of interest or period of amortization of this Note or change the amount of the monthly installments payable hereunder.

Presentment, notice of dishonor, and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof.
The holder hereof shall have the right to assign or transfer, in whole or in part (including the right to grant participation interests in) any or all of its obligations under this Note, the Instrument and any or all of the other Loan Documents, as more specifically provided in the Instrument. Lender shall be released of any obligations to the extent that the same are so assigned or transferred, and the rights and obligations of “Lender” hereunder shall become the rights and obligations of the transferee holder.
10. ATTORNEYS’ FEES, COSTS OF COLLECTION. Borrower shall pay to Lender on demand all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Lender in collecting the Obligations, or in determining the rights and obligations of any parties hereto or thereto, or as a consequence of any breach or default by Borrower or any guarantor hereunder or thereunder, or otherwise as a consequence of any right evidenced or secured by this Note or the Loan Documents. Without limitation, such costs and expenses to be reimbursed by Borrower shall include reasonable attorneys’ fees and expenses incurred in any bankruptcy case or proceeding and in any appeal.
11. APPLICABLE LAW. This Note shall be governed by and construed in accordance with the laws of the State of Texas and applicable federal law.
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IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date first written above.

BORROWER:

PDLP DISTRIBUTION, LLC,
a Texas limited liability company

By:	LKCM Private Discipline Master
Fund, SPC, its sole member
By:	LKCM Private Discipline
Management, L.P., its manager
By:	LKCM Alternative Management, LLC,
its general partner

By:	/s/ J. Bryan King

J. Bryan King, Vice President

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